Exhibit 4.20

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND NEITHER THIS DEBENTURE NOR ANY INTEREST THEREIN NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE MAY BE OFFERED, SOLD, TRANFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR AN EXEMPTION FROM REGISRTARTION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS AVAILABLE.

10% CONVERTIBLE DEBENTURE

US $ __________	Boca Raton, Florida

FOR VALUE RECEIVED, NuState Energy Holdings, Inc., a Nevada corporation (the “Maker”), with offices located at 902 Clint Moore Road, Suite 204, Boca Raton, Florida 33487, promises to pay to the order of _____________ (the “Holder”), residing at ___________________________, or such address as the Holder may from time to time designate in writing to the Maker, the principal sum of __________________ (US$______) together with interest accrued on unpaid balance at the rate of Ten Percent (10%) per annum on ______________.

Subject to and in compliance with the provisions hereof, until this Debenture and all accrued interest thereon has been repaid in full, the Holder shall have the option of converting all or any portion of the outstanding principal balance of this Debenture, and all or any portion of the interest accrued thereon to such date, into shares of common stock, par value $0.001, of the Maker (the “Common Stock”) at a conversion price (the “Conversion Price”) equal to Fifty Percent (50%) discount to the average closing of the common stock for ten (10) trading days immediately preceding the conversion date subject to a minimum Conversion Price of One Cent ($0.01) per share. The Holder hereof shall communicate its intention to convert all or any portion of the principal amount of this Debenture and all or any portion of interest accrued through such conversion date by surrendering this Debenture, with the Form of Notice of Election to Convert attached as Exhibit “A” hereto duly completed and signed, to the Maker at its address for notice set forth elsewhere herein.

The following shall constitute “Events of Default” under this Debenture:

1.	The Maker fails to make any payment required by this Debenture within 15 days of its due date.
2.           The Maker becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors, or any proceeding is instituted by or against the Maker alleging that the Maker is insolvent or unable to pay its debts as they mature, and any such proceeding, if involuntary, is not dismissed or stayed on appeal or otherwise within 30 days.

Time is hereby declared to be of the essence, and upon the occurrence of an Event of Default, the entire unpaid principal amount of this Debenture together with accrued but unpaid interest thereon, shall at once become due and payable at the option of the Holder upon written notice to the Maker. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

It is the intent of the parties that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest permitted by applicable law, as may be in effect from time-to-time, and in the event the amount of interest due or payable hereunder exceeds such maximum rate, interest shall be reduced to the maximum amount that is permitted by applicable law and the payment of any such excess shall be deemed to be a prepayment of principal.

This debenture shall be governed and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles thereof. The Maker hereby consents to the jurisdiction of the courts located in Palm Beach County, Florida, as the exclusive forum to resolve any disputes arising out of this Debenture. The Maker hereby waives any objection it may have to the jurisdiction of such courts or the laying of venue in such counties.

The Maker agrees to pay or reimburse the Holder and any other holder hereof of all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Debenture or any guarantee, document or instrument executed in the connection herewith (including reasonable attorneys’ fees and costs and reasonable time charges of attorneys who may be employees of the Holder, whether in or out of court, in original or appellate proceedings or in bankruptcy.)

Except as provided in this Debenture, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

The failure or delay by the Holder of this Debenture in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder of this Debenture may not waive any of its rights, except in an instrument in writing signed by the Holder.

This Debenture may not be amended except in writing signed by the Maker.

By:	/s/ Frank Reilly
Frank P. Reilly, its Chief Executive Officer

Date: